Exhibit 99.1

Media Advisory

Contact:

Eric DeRitis

AMD Global Communications

408-749-2919

eric.deritis@amd.com

Ruth Cotter

AMD Investor Relations

408-749-3887

ruth.cotter@amd.com

AMD announces resignation of Chief Sales and Marketing Officer Henri Richard

SUNNYVALE, Calif. — August 22, 2007 — AMD (NYSE: AMD) today announced that Chief Sales and Marketing Officer Henri Richard is leaving the company in September 2007. Mr. Richard departs AMD of his own accord and on completely amicable terms.

“Henri’s primary goal at AMD has been to construct a world-class global sales and marketing organization focused on enduring relationships with major PC and server OEMs around the world. He delivered on that goal,” said AMD Chairman and CEO Hector Ruiz. “AMD is fully focused on leveraging the momentum we established during the last five years to achieve even greater levels of success ahead.”

The AMD global sales and marketing organization will now report into the office of the CEO.

“After 20 years in the PC industry – and five of the most professionally rewarding years here at AMD – I have decided to make a move to a different business segment,” Mr. Richard said. “I am leaving AMD at a time when the company is in position to break the monopoly that plagues this industry. I am immensely proud of my contribution to AMD, and in particular, of the strong team I leave behind.”

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